Exhibit 99.2

B O S T O N

O M A H A

CORPORATION

2018 Annual Letter

To the Shareholders of Boston Omaha Corporation:

Boston Omaha Corporation reported a loss of approximately $9.1mm for fiscal year 2018. Book value per share, however, grew 39% last year. Since present management first took over in early 2015, book value per share has grown from $7.48 to $14.27, as of December 31, 2018.

For the fourth year in a row, we are reporting that book value per share increased, but as in each prior year, that increase is entirely from issuances of new equity at prices above book value. In our first letter to shareholders in 2015, we stated “We believe the increase or decrease in book value per share over the course of a year is a straightforward, approximate way to report management’s performance.” The key word in that sentence is “approximate” because raising over $330mm since 2015 and deploying two-thirds of it in over 38 deals can create a lot of noise.

Also, in our first letter to shareholders in 2015, we stated “While management reports its performance using book value per share, it makes decisions for the company based on calculating intrinsic value…If we are generally right about intrinsic value, it will show up over time in some combination of growth in per share book value, earnings power and/or cash flow. And if we are wrong - there is nowhere to hide - it will show up in the same places.”

Earnings power and cash flow can be growing but may not produce book value growth in the near term due to the nature of acquisition accounting.

Mostly as a result of our recent billboard acquisitions, we estimate that more than $25mm of accumulated depreciation and amortization charges will likely be expensed over the next couple of years. Those charges will result in some large non-cash expenses, however, that is far and away above our estimate of the capital expenditures necessary to retain and improve the productive capacity of the billboards we purchased.

Static billboard structures tend to outlast their depreciation schedules. The same is not true for digital boards. Out of the approximate 5,400 billboard advertising faces we own, only 61 are digital. Accounting rules require certain intangible assets, such as customer relationships and non-competition agreements, be automatically expensed over a short period of time. Though this expense is present in our financial statements, we believe it is not a material factor in the economic reality of the business. Billboard customers don’t rent faces based on who owns them.

The result of all of this, is that our balance sheet equity account may decline in the near term even as the cash generated from the operations of our companies continues to grow.

As you will see in our annual report, in 2018 the company became operating cash flow positive with a large increase in cash flow in Q4. In our opinion, Boston Omaha’s intrinsic value increased this past year. In this letter we provide some key details we focus on for each of our wholly-owned businesses as well as the look-through earnings of our minority interests. This should help shareholders track the individual businesses over time so they can make their own calculations of intrinsic value for the company as a whole.

One of our jobs in this letter is to communicate the current state of the company clearly and, at a minimum, articulate what we view as important in the business.

We won’t often spend time in these letters talking about a particular quarter, we prefer to think in terms of years. But to paraphrase a quote from Lenin (Vladimir not John), “There are decades where nothing happens, weeks where decades happen and months where you spend $138mm on billboards and get approved to write insurance in the biggest state in the country.” (Apologies to the Lenin family...Adam’s Russian is a little rusty).

August was a busy month for Boston Omaha and as a result, the fourth quarter was the first full quarter that our wholly-owned billboard advertising business, Link Media Outdoor (“Link”), owned and operated its three largest acquisitions representing the overwhelming majority of our currently owned boards. It was also the first full quarter our United Casualty and Surety Insurance Company (“UCS”) was admitted to write business in California, the state where General Indemnity Group (“GIG”) writes more surety than anywhere else in the country.1

As a result, $7mm of our $14mm in billboard revenues in 2018 was earned in the fourth quarter and approximately $2.8mm of our $7.3mm gross written insurance premium in 2018 was written in the fourth quarter.2

As usual, there is no forecast implied here, only a simple observation of when Boston Omaha, in aggregate, achieved some scale. We’ve still got a long path ahead.

Overview

As we have done in previous letters, let’s first detail where capital has been deployed to date by looking at end of year assets for each of the past four years.

(in millions)	2018		2017		2016		2015
Cash[3]	$94.0	28%	$86.2	56%	$24.7	38%	$13.2	55%
Billboards[4]	172.8	52%	32.0	21%	21.4	33%	9.9	42%
Insurance[5]	35.6	11%	24.2	16%	18.6	28%	0.0	0%
Minority and Other Investments[6]	29.8	9%	11.1	7%	1.0	1%	0.7	3%
Total	$332.2	100%	$153.5	100%	$65.7	100%	$23.8	100%

1 GIG is Boston Omaha’s wholly-owned insurance subsidiary that owns both distribution and underwriting businesses.  UCS is the wholly-owned underwriting business within GIG.

2 Accounting rules require we recognize premiums over the life of the bond.  Thus, UCS had recognized revenues, or net earned premium of $1.4mm in the fourth quarter out of a total of $3.2mm in UCS revenues for the fiscal year.

3 Includes short-term U.S. treasury securities.

4 Excludes cash balances held within billboards operations as they are captured in “Cash” as shown above.

5 Includes cash balances held within UCS, our wholly-owned underwriting business.

6 Investment in unconsolidated affiliates and other parent company assets

In 2018, we invested more capital in additional billboards than in all our other investments combined. In fact, more than twice as much compared to all other capital deployed to date. Link’s largest presence is now in the mid-west, with a dense billboard footprint in Nebraska, Kansas, Iowa, Missouri, Illinois, and Wisconsin and a less dense presence in Virginia, West Virginia, Alabama, Florida and Georgia.

Historically, there have generally been two types of large buyers in the billboard business: “perennial daters,” who purchase boards with the intent to resell at some later date (private equity is a good example), and “the marrying kind.”

We are the marrying kind.

Last year a remarkable number of billboard assets came to market. Anecdotally, one key broker in the business indicated the dollar amount of deals in 2018 has been three times their normal amount.

We like the billboard business, so when a lot of billboards are for sale in attractive markets, it is important to seize the opportunity, while always being mindful of price. Our management team continues to impress us with their ability to run the assets we have acquired. We will detail their results in this letter.

Our insurance business has grown but not nearly at the same rate as Link, nor did we expect it to. As a refresher, we acquired both distribution and a carrier. In both cases, there was work to be done in order to improve the economics of the business.

The biggest task was getting our carrier licensed across the country. When we purchased UCS, it was approved to sell surety in nine states and had principally written business only in Massachusetts. UCS is now admitted to write surety in all 50 states and Washington D.C.

California’s state motto of "Eureka" is appropriate to describe our feelings when we received our approval letter in that state. The timing of the approval in August resulted in less than 5% of the premium that flowed through UCS in 2018 coming from California.

Our insurance business is the only business of Boston Omaha’s that continues to consume more cash than it produces from operations. Despite this, there are many items to applaud. In this letter we will go through some of the challenges we’ve encountered in our surety business.

Finally, we will dive into our investments, where we have mostly acquired minority stakes in other businesses we find attractive. As a group and on a look through basis of our percentage ownership, Logic, Dream Finders Homes and CB&T Holding Corporation (the holding company of Crescent Bank and Trust “CBT”) produced over $2mm of pre-tax earnings for Boston Omaha. Logic generally sends us a check for a portion of our share of the profits, while the other two retain and reinvest those earnings.

At Boston Omaha HQ, there remain three full-time employees. Adam Peterson and Alex Rozek, the company’s Co-CEOs and Co-Chairmen, and Josh Weisenburger, the CFO.

We refer to Josh around the office as “Captain America” because of the way he calmly and heroically handles the onslaught of work required of a public company CFO, but even Captain America sometimes needs reinforcements. In 2019, we are looking to expand the team in the area of accounting at our corporate headquarters.

Your Co-CEO’s have two primary responsibilities: first, they oversee the progress and incenting of our management teams; and, second, they allocate capital to either our existing businesses or new opportunities. Management’s goals through these responsibilities are to grow intrinsic value per share over time at an attractive rate and to make sure that the company can weather the storms that are sure to show up in the interim.

The investment options we have to accomplish our goal are limited by our own abilities but also by the opportunity set that exists in our business lifetime. We can and do work to expand our opportunity set over time, but that doesn’t necessarily mean more opportunities appear. Nonetheless, even though neither of us enjoy holding excess cash earning little, we don’t get an itchy trigger finger when there’s nothing compelling to do.

Billboard Operations at Link Media Holdings

As of December 31, 2018, we have invested over $178mm in billboard assets. In exchange for our cash, we own approximately 2,900 structures and have approximately 5,400 advertising faces (approximately 5,900 advertising spots counting digital face flips) for rent in 11 states. Link is by far our largest business, both in assets and cash flow.

Big picture, we believe billboards are attractive for three reasons: (i) they generally earn a favorable return on tangible equity capital, (ii) from that initial return, cash flow can grow over time without needing much incremental capital, and (iii) that growth can endure long-term if demand continues to grow while supply constraints remain in many markets.

It’s difficult to add materially to the number of billboard structures in a number of places in this country and near impossible in certain cities. Sure, there are some areas where new permits for a new structure are more tolerated than others. Throughout much of the country, and specifically in the areas Link attempts to target, huge increases in new billboard structures are limited. A meaningful source of the increase in supply of advertising faces today comes from swapping static billboard faces for digital faces that can generally sell seven or eight advertising spots a minute.

There are pros and cons to converting a static face to a digital one. On the pro side, there is generally an increase in breadth of customers. Advertisers who may have never considered billboards now can buy a billboard spot to attract customers to a limited time event without the labor or material cost of erecting a vinyl ad. As an example, McDonald’s can now advertise its limited time offering of Alex’s favorite delicacy, the McRib sandwich.

A con is that too much digital in a market can also mean unsold inventory. As a result, you have less revenue than planned yet you have the constant cost of the very real digital face depreciation. At the same time, more advertising spots could cannibalize other assets in the vicinity.

A few attributes we look for when buying more billboards are: (i) the day one cash yield relative to our purchase price, (ii) proximity to our owned boards for any cost efficiencies, (iii) a favorable geography both economically and regulatorily, (iv) attractive land lease and/or easement portfolio, and (v) occupancy and rate levels relative to both the competition and the billboard’s history.

In last year’s letter, we laid out the primary variables that drive our billboard business. Below is updated operational information we believe is useful in assessing our progress annually, but we also show Q4 2018 given our acquisition activity mostly occurred late in the year.

	4Q 2018	2018	2017	2016	2015
Revenue	$7.1mm	$14.1mm	$5.3mm	$3.2mm	$0.7mm
Land Cost %[7]	19.9%	21.3%	26.7%	17.3%	16.1%
Overhead %[8]	9. 0%	14.9%	16.7%	17.4%	15.1%
Net Working Capital	$3.1mm	$3.1mm	$0.8mm	$0.6mm	$0.2mm
Tangible PP&E, Net	$41.6mm	$41.6mm	$9.1mm	$5.6mm	$4.2mm

At Link we focus relentlessly on land costs. It is both a material line item and a variable we can try to manage and influence for the long term. Since Jim McLaughlin came on board as President, Link’s land expense as a percentage of revenues has fallen from over 28% in Q2 2017 to just under 20% in Q4 2018. Link currently owns around 3% of the dirt underneath its boards.

The team at Link is working to lower our land costs further by focusing on acquisitions with existing favorable land costs, purchasing permanent easements when available at a reasonable price, and by negotiating lease renewals fair and favorable to the company. We believe those last two ideas are not mutually exclusive.

Sales expense is not broken out above but is also of large importance as incentives drive our sales team. When it comes to our sales team, having a seasoned operator like Jim McLaughlin able to structure, incentivize and coordinate is a tremendous value to the company. Rather than go into detail here about what makes Jim’s operation effective, and risk leaving a blueprint for competitors to follow, we will just point to his results.

In the two years since taking the job, Jim has built a sales team that has pushed occupancy up over ten percentage points while also increasing rate, and has materially increased our contracted future revenue. Jim and his team feel there is still considerable room for improvement, and we applaud both the work done to date and the simultaneous acknowledgement that there is much left to do.

Management at Link is highly incentivized to get the cash flow from the current assets up to 10% of the total capital invested. There is a lot of work left to do in order to improve the productivity of the assets from present run-rate levels.

Shareholders can best track the progress of Link by land cost trends over time, scaling of overhead expense, and calculating free cash flow generated relative to both our tangible PP&E investment and our total investment.

7 Land lease expense on billboards where we do not own the land as a percentage of revenue.

8 Overhead is Link Media corporate employees, office and software as a percentage of revenue.

Finally, no discussion about Link would be complete without mentioning that, to date, we have zero debt. That will not always be the case as a conservative amount of Link debt (non-recourse to Boston Omaha) at relatively low cost makes sense to us in the billboard business given its many variable costs and low capital requirements. We are actively exploring our options with an emphasis on the aforementioned “conservative”.

Insurance Operations at General Indemnity Group

To date we have deployed $29.3mm of capital into GIG. In exchange for that capital, we own a collection of five businesses which include UCS, (our licensed carrier now admitted to write surety in all 50 states and the District of Columbia), and four surety only agencies.

UCS houses admitted assets of $21.5mm and surplus of $15mm as of year-end. Due to the nature of insurance accounting, the revenue from underwritten premium is recognized only as it is earned, which is over the life of the bond. As a result, UCS wrote $7.3mm of insurance in 2018 (a more than 200% increase over 2017), but only recognized $3.2mm of revenue, a 57% increase over the prior year.

There are two primary costs that determine the profitability of our underwritten premium over time: insured losses from claims and the expenses we incur to obtain, underwrite, and manage claims on our policies.

Our losses and loss adjustment expense (loss ratio) to date has continued to be low, totaling close to 0% in 2017 and 12% in 2018 as a percentage of net earned premium at UCS. This may seem like a big jump, but to put this in perspective, this ratio remains well below industry averages for nearly every other type of property and casualty insurance and it is an increase we anticipated as we grew from writing in one state to doing business countrywide.

In our opinion, much of the opportunity is in reducing the high, “other-than-loss" expenses typically associated with surety insurance. Our $6.9mm of employee and general and administrative costs remain exceedingly high relative to the amount of business revenue we currently recognize and we must expense this amount in the period incurred, as opposed to over the life of a bond.

GIG is focused on lowering these operational costs, investing in automation wherever possible, attempting to acquire more customers at lower cost, and increasing written premium through UCS to achieve more scale on our fixed expenses. If successful, net earned premium will grow over time at a faster rate than our employee and general and administrative costs.

This all sounds great on paper, but in practice, consistent execution in our operations has been met with many challenges. For example, each agency GIG acquired used a different system to record the bonds sold, manage cash and reconcile carrier submissions. Getting daily reporting across all companies required significant manual work from a number of employees. A large amount of the effort and cost associated with this daily time-consuming task was eventually replaced with software that now compiles and reports the information to GIG using more automation. Resources devoted to development and implementation of a back-office system are resources not deployed to other projects, and the list of other projects is long.

Whereas depreciation and amortization costs exceed likely capital expenditures in billboards, they underestimate capital required for the insurance businesses. Implementing a new system has been expensive and time consuming and there is much more work to do.

We continue to invest in GIG and its affiliates, adding an additional $8.5mm to surplus last year and we believe that at scale, the economics remain attractive.

Shareholders can best track the progress of GIG by net earned premium at UCS over time compared to the growth of employee and general and administrative costs, our losses and loss adjustment expense ratio and surplus growth as a result of underwriting profit.

Minority Investment Operations

Our minority investments as a whole comprise just under 10% of our total assets and, as mentioned at the beginning of this letter, the three operating businesses are Logic Commercial Real Estate, Dream Finders Homes and Crescent Bank and Trust.

We stress the “operating” in this section because we also have a few non-operating investments in real estate ventures of one kind or another. In aggregate, these non-operating investments total less than $1mm in cost and we won’t spend time on them here.

Here are our minority investments in operating businesses, showing capital invested and our percentage of their pre-tax earnings in 2018:

(in millions except for percentage ownership)	Capital Invested to date	% ownership	Our share of 2018 pre-tax earnings on a look through basis
Logic Commercial Real Estate	$0.36	30%	$0.25
Dream Finders Homes	$10.0	4.7%[9]	$0.81
CB&T Holding Corp	$19.1	15.0%	$1.02
Total	$29.4		$2.08

9 Based on $200mm valuation at the time of investment which may become $140mm valuation unless DFH earns a cumulative $60mm pre-tax in 2018 and 2019.

Logic Commercial Real Estate

Logic generated approximately $1.2mm in operating cash flow in calendar year 2018, an amount that equals the total invested capital ever put into the business. Boston Omaha owns approximately 30% of Logic and has received $0.34mm in distributions as of year-end 2018 and $0.39mm to date. Any earnings not distributed have been retained in the business for growth.

In the three years since its founding, Logic has become one of the larger commercial real estate brokerage and property management firms in Las Vegas. In 2018, for the first time, Logic used a portion of its retained capital to expand its footprint outside of Las Vegas, to Reno, NV. We look forward to watching the continued progress in Reno and the possible expansion to other new markets in the coming years.

In May 2018, Logic started a real estate investment advisory business named 24th Street Asset Management (“24th Street”) inviting Boston Omaha to invest in the venture. We did so through a new wholly-owned subsidiary, Boston Omaha Asset Management (“BOAM”). The investment is minimal in dollars since starting an investment advisor does not take a lot of capital, however we like its long-term return prospects.

Brendan Keating, Logic’s CEO and Boston Omaha board member, and Adam have a long track record together of profitably investing well over $100mm of equity in distressed or turnaround commercial real estate assets and originating high yield loans secured by real estate. As their former partnerships were structured to return capital rather than recycle it, they thought it was appropriate to set-up a new entity should new deals ever come about.

24th Street is that entity, and BOAM is happy to own just under 50% of its future economics on a look through basis via our Logic stake and our direct stake. Brendan is the manager and he and his team at Logic own the remaining 50% interest.

Brendan describes 24th Street as a “sharp shooter asset manager” focused on high return opportunities rather than perpetual asset gathering. In 2018, 24th Street began operations and currently manages a single $6mm asset.

In our view, having an asset management business along with the full suite of commercial real estate services at Logic is a great combination. When commercial real estate is booming, the services business generally has a tailwind, and when times are tough, the asset management business should be getting into full gear searching for investment opportunities.

Our stakes in Logic and 24th Street are carried together on our balance sheet at a value of $0.32mm at the end of the year.

Dream Finders Homes

Dream Finders Homes (“DFH”) earned over $17mm pre-tax last year, of which Boston Omaha’s current share is around $0.81mm. We say “current” because our percentage ownership in DFH is contingent on their earnings over two years. Our deal with DFH is that we invested $10mm at a $200mm valuation, as long as the company earns at least $60mm in cumulative pre-tax between 2018 and 2019, otherwise, we receive additional shares equating the valuation of our initial investment to a value of $140mm. Therefore, our year one return on investment could end up being higher depending on how 2019 turns out. Either way, this investment continues to be held on our balance sheet at a value of $10mm.

Regarding this investment, some have asked us if we are hoping that DFH doesn’t make their hurdle so that we effectively end up owning more of the company? The answer to that question is easy. Absolutely not.

We always root for the companies we invest in to succeed and this structure is only about price. The goal was to align the value of our investment with the earnings power of the company at this stage in its growth.

A key differentiator between DFH and other homebuilders is its focus on being a finished lot builder as opposed to both a land developer and homebuilder. Well managed finished lot builders tie up less capital in the generally lower return and higher risk acquisition and development of land. Instead, DFH focuses deployment of its capital on the vertical construction of homes that customers have already decided to buy.

Finished lot developers, like DFH, secure their land purchases with option contracts often paying 3% to 8% of the lot value upfront in exchange for the right to purchase the lot at a predetermined price at a later date. This is in contrast to the long and capital-intensive process of developing land which often requires the use of material amounts of debt to obtain a reasonable return on equity capital.

The efficient capital utilization can be observed via return on equity. Note, that we believe finished lot builders achieve these higher returns on equity with less full cycle business risk than homebuilders who own a lot of land.

Homebuilder 5 Year Average Return on Equity

Bloomberg Homebuilder Comps[10]	12.8%
NVR, Inc.	41.7%
DFH	32.0%

10 Bloomberg North American Homebuilders Comps; NVR, PulteGroup, D.R. Horton, Toll Brothers, Meritage, KB Home, Lennar, M.D.C. Holdings, Taylor Morrison Home, TRI Pointe, William Lyon Homes, LGI Homes, Century Communities, M/I Homes, The New Home Company, Beazer Homes

The reason we break out NVR, Inc. from other homebuilders is that they are the single best example of a finished lot builder. DFH aspires to follow their example and is off to a good start, but has a long way to go. Last year, NVR delivered 18,447 homes, a 15.6% increase over the prior year, while DFH closed 1,408, a 26.7% increase from 2017.

It’s important to note that maintaining the discipline in all cycles to remain a finished lot builder is difficult, otherwise everyone would do it. It takes building relationships with land developers, structuring financing with third parties for the acquisition deals, and lots of patience. Most importantly, it takes a culture that starts at the top and persists throughout the enterprise to adhere to a focus on being an efficient quality home builder and not straying into land development deals.

Though DFH started in Jacksonville and that is where the majority of its homebuilding occurs, in 2019 DFH projects they will build nearly as many homes outside of Jacksonville as they did in Jacksonville last year. We are pleased to be long term partners with DFH as they continue building homes and their brand across Jacksonville, Orlando, Austin, Denver, Savannah and the D.C. area.

CB&T Holding Corporation

CB&T Holding Corporation, which wholly owns Crescent Bank and Trust, earned $6.8mm in pre-tax income last year, of which Boston Omaha’s share is around $1mm on a look through basis. Our year one return on investment would equal about 5% but 2018 earnings are well below our view of the banks probable normalized earnings power. The CBT investment is held at $19.1mm on our year-end balance sheet.

In calendar year 2018, CBT’s pre-tax return on assets equaled 0.7% and pre-tax return on equity equaled 6.5%. From 1991, when the Solomon family and a few other partners took control of the bank, to 2018, CBT earned an average pre-tax return on assets and equity of 2.2% and 28.4%, respectively. We expect 2019 to likely be another year of subnormal returns as CBT builds loan volume, but we believe the longer-term future is bright.

CBT is a unique bank. Since the early 90’s, the bank has primarily been an indirect sub-prime auto lender on the asset side of its balance sheet, an area that was very profitable for the bank for a long time. However, as is often the case, excess returns invite competitive capital.

For the past several years, many players and loan pools in the subprime auto loan space have been experiencing above average stress in certain vintages mostly as a result of excess capital entering the industry that was enthusiastic to provide credit at inadequate terms. The result was, and is, an exceedingly competitive environment with loan yields declining and loan duration expanding as each player backed with fresh capital tried to outdo the next. The problem was the loan terms changed but the underlying credit backing the loan stayed the same or got worse.

CBT is one of the few players in the space that goes to battle in this very competitive field with a structural advantage. As a bank, in order to fund its auto loan purchases, CBT can issue attractive yielding certificates of deposits to customers at rates materially below the interest expense incurred by its non-bank peers. Those peers have to use bank debt or the (at times manic) securitization market. CBT can also make greater use of its balance sheet, using less equity capital to hold loans than many lenders without bank charters.

Armed with its funding advantage, the bank is hard at work investing in both automation and growth. One example is on streamlining and scaling their servicing operation. Auto finance is a high-volume game as CBT receives tens upon tens of thousands of applications a month. To the extent that CBT is able to process, underwrite and service loans using more automation at a lower cost, they can increasingly supplement their existing 150-500 basis point funding advantage over non-banks in the marketplace.

The Solomon family owned nearly all of CBT and as of last year, invited Boston Omaha to own about 15% at a cost of just over $19mm. We are extremely pleased to be in business with Gary, Martha, and their children, and we share their long-term approach to operating their bank.

******

To sum up the discussion on our minority operating interests, we have invested $29.4mm to obtain our current interests. These companies produced over $2mm in pre-tax earnings in calendar 2018, primarily retained by the entities in which we invested. We believe a few of our investments’ 2018 reported earnings are well below normalized levels and, more importantly, we believe that each of these businesses have both important advantages relative to their competitors and are run by able and aligned management.

Operational Updates

Back in 2015, we reported that your Co-CEO’s had employment contracts with the company and we disclosed the amounts of those contracts so shareholders could see their cost upfront. Since that time, we each waived the amounts under contract to date, instead taking the minimum wage.

Boston Omaha, in our opinion, has reached a point of operational scale in the past year that warrants consideration of an update to this status quo. As of January 1, 2019, Alex is no longer waiving his full salary. Adam continues to waive his Boston Omaha salary in lieu of the minimum wage. The lesson here is that when playing rock, paper, scissors, paper covers rock.

In January we welcomed a new director, Jeff Royal, to the company. Jeff brings tremendous operating experience with him to Boston Omaha. He is a founder and president of Omaha based Dundee Bank, where he continues to grow the business entrepreneurially. Boston Omaha will benefit from Jeff’s view from the cockpit of running a financial services business.

We thought it would be difficult to attract great talent to our board as we offer no perks, little in the way of compensation relative to other boards ($10k a year regardless of the number of meetings) and meet monthly. We also require that within a certain amount of time after joining the board, all board members purchase stock in the company.

People with great talents and opportunity also have a great number of options available to them, and we are tremendously grateful to our board that they have given us the investment of their time. Our board generally meets monthly, so they can stay current on the many things going on with the company. We find this incredibly useful and it has built a solid foundation for decision making that is at the same time inclusive of all input and informal in approach.

A Review of Our Framework for The Road Ahead

You are more likely to see the Patriots or Red Sox lose in the Superbowl or World Series to a team from LA than to catch us making quarterly or annual earnings forecasts.

We think it is worth more to shareholders to lay out our general decision-making framework and leave predictions of the future to the perfectly confident vision of the talking heads on TV. Our framework is as follows:

●	Get incentives right – A constant attempt to align interests.

●	Decentralization – Find the best, smartest and most motivated manager available.

●	Long-term thinking – Take advantage of a long-term holding period afforded by a public holding company by finding businesses that will be around for as long as possible.

●	Focus on cash – Where can it be generated durably over time, at the highest rate and at the lowest cost among the various opportunities generally available to us.

●	Partnership – We seek to work with competent, reliable partners and strive to be one ourselves. In addition, the company is run by individuals who are investors in Boston Omaha.

Annual Meeting and Closing Remarks

Our third annual shareholders meeting was in Omaha this past September and we got a great turnout at the Omaha Press Club. This year we head back to Boston, and we moved the annual meeting up slightly in the calendar year to June. We are finalizing the specific location and other details now, and we should have an update for shareholders coming soon.

As in prior years, managers and board members will be present and available to meet shareholders and answer your questions.

And for now, that concludes our tour of Boston Omaha for 2018. We look forward to seeing you at the annual meeting, June 8th in Boston.

Thank you for your investment in Boston Omaha Corporation.

Adam K. Peterson	Alex B. Rozek

Co-Chairman of the Board Omaha, NE	Co-Chairman of the Board Boston, MA

Safe Harbor Statement:

Any statements in this letter release about Boston Omaha Corporation’s (as used herein, the “Company”, “we”, “us” and “our” includes Boston Omaha Corporation and its subsidiaries) future expectations, plans and prospects, including statements about our financing strategy, future operations, future financial position and results, market growth, total revenue, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products and services, our expectations regarding our sales, expenses, gross margins and other results of operations, the risks that we may not be able to acquire businesses or that such acquisitions may not be successful, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this letter represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.